MEMORANDUM  OF  UNDERSTANDING
Between
PUN  LUEN  SHOE  FACTORY
------------------------
And
TUNG  SHING  DEVELOPMENT  LIMITED
---------------------------------



This is to confirm that the shareholders of Shenzhen Pun Luen Industrial Co., Ltd ("SPL") agrees to sell and Tung Shing Development Limited ("TSD") agrees to purchase 75% of the ownership of "SPL" under the following terms and conditions:


1.     "SPL"  is  a  China  registered  company.

2.     "SPL"  is  in  the  business  of  shoes  manufacturing.

3.     The  price
       As agreed by both parties, the purchase price of 75% of the ownership is fixed at C$2,585,495.00.

4.     The  Management
       Both parties agree that TSD will elect two directors to the board and retain the current management of "SPL" until further notice.

5.     The  Business
       Both parties agree to further develop and expand the current core business through corporate restructure and acquisition.

6.     Payment
       Both parties agree that "TSD" will pay by the Tagalder common shares for the purchase.

     The  price:                           C$0.17
     Total  quantity  of  shares:          15,208,798  shares

7.     Official  Approval

This  agreement  is  conditional  upon  the  following  official  approval:
-     Tagalder's  Board
-     Regulatory  Approval
-     Tagalder  shareholders


8.     This  Memorandum  of  understanding  is  signed  on  January  10,2001 by:



"Mr.  Ng  Tung  Wo  Paul"               "Mr.Cheung  Kwai  Woon"
------------------------                ----------------------
Tung  Shing  Development  Limited       Pun  Luen  Industrial  Co.,  Ltd


Date:  January  10,2001               Date:  January  10,  2001